EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

M·CAM ENGAGED TO EXPAND

AMPEX LICENSING PROGRAM

REDWOOD CITY, Calif., May 14, 2007 – Ampex Corporation (Nasdaq:AMPX) today announced that it has entered into an agreement with M·CAM, Inc. to develop an intellectual property commercialization and monetization strategic plan which is intended to accelerate and broaden the Company’s licensing program. M·CAM and its founder, Dr. David Martin, have developed proprietary software and other technology that identifies possible new licensing opportunities, strategic partnerships and other business relationships where a client’s intellectual property might bring added value. Ampex and M·CAM intend to work together to capitalize on the market opportunities that the strategic plan identifies.

M·CAM, Inc. www.m-cam.com, is a global, full-service intellectual property and rights and intangible asset evaluation and valuation firm. It provides the technical and financial systems that allow public and private markets to use such intangible assets for regulated transactions in banking, securities, insurance, and public innovation investment and technology procurement. From its pioneering work in creating the world’s first standards-based innovation collateralization financial products for banking and securities to its work in grassroots innovator enablement and patent quality assurance programs, M·CAM provides the mechanism to balance the interests of public and commercial sectors to support and build thriving economies.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age, and has been licensing its technology to manufacturers of consumer and professional products for over 40 years.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.